Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-262895) of Siebert Financial Corp. of our report dated March 30, 2022, relating to the consolidated financial statements, which appears in this Amendment No. 1 to the annual report of Siebert Financial Corp. on Form 10-K/A for the year ended December 31, 2021.

/s/ BAKER TILLY US, LLP

New York, New York

March 30, 2022

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